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                                                                     EXHIBIT 2.1

                      CERTIFICATE OF OWNERSHIP AND MERGER
                                       OF
                                MSU CORPORATION
                                 WITH AND INTO
                          MSU ACQUISITION CORPORATION

                Pursuant to the Provisions of Section 253 of the
                General Corporation Law of the State of Delaware
                ------------------------------------------------

         MSU Acquisition Corporation, a Delaware corporation, hereby certifies that:

            1. The name and state of incorporation of each of the constituent corporations are as follows:

            (a)   MSU Corporation, a Florida corporation ("MSU Florida"); and

            (b) MSU Acquisition Corporation, a Delaware corporation ("Acquisition Corporation").

         2. The Agreement and Plan of Merger (the "Merger Agreement"), dated as of the 30th day of June, 2001, among MSU Florida, and Acquisition Corporation has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 253 of the General Corporation Law of the State of Delaware. MSU Florida, being the sole shareholder of Acquisition Corporation, approved the merger between MSU Florida and Acquisition Corporation. A majority of the holders of the outstanding Common Stock of MSU Florida, who are entitled to vote on the Merger, at a duly called meeting which was held after 20 days' notice of the purpose of the meeting was mailed to each stockholder at the stockholder's address as it appears on the records of MSU Florida, have approved the merger between MSU Florida and Acquisition Corporation, in accordance with the Business Corporation Act of Florida.

         3. The name of the surviving corporation is MSU Acquisition Corporation (the "Surviving Corporation"). The name of the Surviving Corporation shall be amended on the Effective Date of the merger to be "MSU Devices Inc.".

         4. The Certificate of Incorporation of the Acquisition Corporation as in effect immediately prior to the merger shall be the Certificate of Incorporation of the Surviving Corporation, except that Article FIRST thereof shall be amended in the merger to read in its entirety as follows:

         "FIRST: The name of the corporation is MSU Devices Inc. (the "Corporation")."

         5. Any resolutions by the Board of Directors or the Officers of the Acquisition as in effect immediately prior to the merger shall be the resolutions of the Surviving Corporation. Furthermore, the acts of any officer of the Corporation taken immediately prior to the merger in

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connection with the actions authorized by these resolutions have been approved, ratified and confirmed in all respects by the Board of Directors.

         6. The executed Merger Agreement is on file at the office of the Surviving Corporation located at 2901 N. Dallas Parkway, Suite 460, Plano, Texas 75093.

         7. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

         8. The resolutions of the Board of Directors of MSU Florida approving the Merger Agreement to so merge, passed by unanimous written consent, are hereby attached as Exhibit A.

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         IN WITNESS WHEREOF, MSU Acquisition Corporation has caused this certificate to be signed as of the 30th day of June, 2001.

                                             MSU ACQUISITION CORPORATION

                                             By: /s/ D. Bruce Walter
                                                --------------------------------
                                                Name:  D. Bruce Walter
                                                Title: President